Exhibit 24.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of Universal Health Services, Inc.:

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-46384, 33-49428, 33-51671, 33-56575, 33-63291, 333-13453, 333-63926 and 333-112332) on Form S-8 and the Registration Statements (File Nos. 333-46098, 333-85781, 333-59916) on Form S-3 of Universal Health Services, Inc. and subsidiaries of our report dated February 18, 2004, with respect to the consolidated balance sheets of Universal Health Services, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, common stockholders’ equity and cash flows for the years then ended, and the related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Universal Health Services, Inc.

Our report refers to the fact that the financial statements of Universal Health Services, Inc. and subsidiaries as of December 31, 2001, and for the year then ended, were audited by other auditors who have ceased operations. As described in Note 1, the financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was adopted as of January 1, 2002. In our opinion, the disclosures for 2001 in Note 1 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of Universal Health Services, Inc. and subsidiaries other than with respect to such adjustments and disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 12, 2004